Exhibit 10.5

Chicago Mill Joint Venture

P.O. Box 688 Georgetown,
Texas 78627

September 29, 2005

Daybreak Mines, Inc. 601 W. Main Avenue,
Suite 1017 Spokane, Washington 99201 Att:
Robert N. Martin

Re: Chicago Mill Project

Tensas and Franklin Parishes, Louisiana

Dear Mr. Martin:

When accepted by you, this letter will represent our agreement to jointly develop the Chicago Mill Project according to the terms and conditions outlined below:

Area of Mutual Interest

The area covered by this agreement shall be all the lands in Tensas and Franklin Parishes, Louisiana within the 55-square miles shot with 3-D seismic, more specifically outlined in Exhibit "A", attached hereto and made a part hereof.

Term

The term of this agreement shall be three years from September 29, 2005.

Commitment

On or before October 31, 2005 Daybreak Mines, Inc. ("Daybreak") shall deliver to Sam L. Pfiester, Trustee 600,000 shares of Daybreak voting common stock, which will be restricted from trading for one-year. Additionally, Daybreak will deliver a check for $275,000 payable to the mutually acceptable Operator contracted to drill the Initial Well. The money represents eighty-percent (80%) of the estimated dry-hole costs for the Initial Well. Chicago Mill or its designees will also deliver a check for $68,750 payable on or before October 31, 2005 to the mutually acceptable Operator contracted to drill the initial well. The money represents twenty-percent (20%) of the estimated dry-hole costs of the initial well. It is understood that the parties are fully liable for any costs in excess of the estimated dry-hole cost, prorata to their interests. The estimated cost is not a turnkey bid. Daybreak shall have until October 31, 2005 to verify the title of the leases. If Daybreak determines that title to the leases fail, Daybreak shall send written notification prior to October 31, 2005 to Chicago Mill Joint Venture and this agreement shall terminate.

Failure of Daybreak to deliver the restricted stock to Sam L. Pfiester, Trustee, or failure of Daybreak to deliver the check for estimated dry-hole costs on or before October 31, 2005, shall automatically terminate this agreement. If the agreement is terminated for the reasons stated above, no liquidated or any other damages shall be due to any party hereto.

Initial Well

The first well to be drilled ("Initial Well") shall be drilled to an approximate depth of 8,400' at or near Location F on the map designated Chicago Mill 3D Project, Subsurface Structure and 3-D Seismic Amplitude. Location F is approximately 2200' FNL and 50' FEL of Section 19-T12 North-RIOE, Tensas Parish, Louisiana. Daybreak and Chicago Mill Joint Venture agree to approve in writing a Contract Operator for the Project. The Authority for Expenditure ("AFE") for the Initial Well is attached hereto as Exhibit "B".

Farmout Agreement

The parties hereto recognize that the oil and gas leases covering approximately 2700 acres, attached hereto as Exhibit "C", are subject to the terms and conditions of a farmout agreement from Clayton Williams Energy, Inc. ("CWEI"), which reserves to CWEI an overriding royalty equal to the difference between 25% and the existing lease burdens on those leases, as well as other terms and conditions.

Joint Operating Agreement ("JOA")

Operations to drill the Initial Well and all subsequent wells will be subject to a Model Form Joint Operating Agreement (AAPL Form 610-1982), or a mutually acceptable alternate. Either party may propose to drill a well; however, no more than one well at a time may be proposed unless both parties agree. The parties which elect to drill any well must, within 60-days prior to commencing the well, pay their prorated share of the estimated dry-hole costs, based on an Authority For Expenditure ("AFE") prepared by the Contract Operator. Monies will be payable to the Contract Operator. Any party that fails to pre-pay the estimated dry-hole costs within the time provided shall relinquish to the Paying Party(ies) all of its rights in the proposed well and in the leasehold estate covering any undrilled leasehold interests in the remainder of the Prospect. Non-consent (Article VI B.2.a.and b) shall be 300% of all costs, including drilling and completion costs, and costs of surface equipment. Each party shall be entitled to receive payment directly from the purchaser for its share of production. Royalty and overriding royalty payments shall be paid monthly by the Operator, or a mutually acceptable designee, commencing no later than 120-days following first production. If the Operator terminates its legal existence, becomes insolvent or bankrupt, is placed hi receivership, or fails to properly pay leasehold operating expenses, royalty, and overriding royalty interests, it shall be removed as the Operator, and the Non-Operators will elect a mutually acceptable successor Operator.

Casing Point Election

Article VII.D of the JOA will specify Option 2. Either party may elect to complete the well. Parties hereto shall have 24-hours (exclusive of Saturday, Sunday, and legal holidays) to elect to participate in the setting of casing and the completion attempt.

The party(ies) which elects to set casing and complete the well must pay to the Contract Operator their prorated share of the completion costs within 48-hours (exclusive of Saturday, Sunday, and official holidays) of their election to participate in the completion and shall be deemed Paying Parties. If any party hereto elects not to or fails to pay the completion costs in the time provided, the Non-Paying Party(ies) shall relinquish to the Paying Party(ies) all its rights in the well and in the leasehold estate covering any undrilled leasehold interests in the remainder of the Prospect.

Overhead Rate

Drilling Well Rate shall be $3000 and Producing Well Rate shall be $350 unless otherwise mutually agreed.

Net Revenue Interest

Chicago Mill Joint Venture will reserve an overriding royalty equal to the difference between 25% and existing royalties on all leases with less than 25% royalty, thereby delivering a 75% Net Revenue Interest to Daybreak.

Prospect Designation

The Chicago Mill Project consists of eight Prospects. The Prospects are specified as:

- Updip Williams Prospect: South Half of Section 17, all of Sections 19, 20, and 30-T12N-R10E, Tensas Parish
- Sun Prospect: All of Section 13 and East Half Section 14 -T12N-9E, Franklin and Tensas Parishes
- Location B Prospect: East Half Section 22 and all of Section 23-T12N-R9E, Franklin Parish
- Location C Prospect: All of Section 24 and East Half Section 25-T12N-R9E Franklin Parish
- Evans Prospect: West Half Section 25, all of Sections 26 and 27-T12N-R9E, Franklin Parish
- Orange Oneok Prospect: South Half Section 10, West Half Section 14, All of Section 15-T12N-9E, Franklin Parish

English Prospect: All of Sections 1 and 2-12N-R9E, Franklin Parish Chalk Prospect: All remaining Sections within the AMI

Before Payout Basis

The Initial Well (defined herein as the first well drilled) within each Prospect will be drilled on a Before Payout Basis. Before Payout Basis means Daybreak will pay for eighty-percent (80%) of the drilling and completion costs and Chicago Mill or its designees will pay for twenty-percent (20%) of the drilling and completion costs of the Initial Well, subject to the JOA and the provisions hereof. Net Revenue, (revenue net of taxes, lease operating expenses, royalties, and overriding royalties) until Payout will be split eighty-percent to Daybreak and 20% to Chicago Mill or its designees. Payout shall occur when the net revenue from each Initial Well equals all direct costs of drilling, testing, completing, and equipping the Initial Well on each Prospect. Thereafter all revenue and interest will be shared on an After Payout Basis. The value of the restricted shares referenced above shall not be included in the Before or After Payout Basis.

After Payout Basis

All subsequent wells on each Prospect will be drilled on an After Payout Basis, subject to the JOA and the provisions hereof. After Payout Basis means Daybreak will pay for forty-percent (40%) of the drilling and completion costs, Chicago Mill Joint Venture and/or its designees will pay for sixty-percent (60%) of the drilling and completion costs. All equipment costs beyond the well location, such as pipeline and gathering systems, will be on an After Payout Basis.

Additional Leases or Options to Lease

The costs for acquiring additional oil, gas, and mineral leases or options to lease for oil and gas ("leasehold interests"), including bonus, legal, and landman costs, will be shared on a Before Payout Basis. The party that purchases the leasehold interest will submit to the other party, within 30-days of its execution, a copy of the instrument and all cost and title information (if any). The party receiving notice of the purchase of a leasehold interest will have 30 days after receipt of the notification to pay its prorated share of the costs. Failure to pay for such costs within the specified time automatically forfeits all right, title, and interest in the leasehold interest.

Miscellaneous Provisions

Nothing in this agreement shall be construed to create a partnership. Any transfer of interest by either party shall be expressly subject to the JOA and to this letter agreement. If any provision in this letter agreement is inconsistent with the JOA, this letter agreement shall prevail.

Representations

Daybreak represents and warrants to Chicago Mill Joint Venture (i) that Daybreak, either alone or together with Daybreak's advisors, has sufficient knowledge and experience in business and financial matters to evaluate the merits and other risks of an investment in oil & gas exploration and all other rights and interests in the Chicago Mill Project acquired pursuant to this Agreement, (ii) that in making its decision to enter into this Agreement, Daybreak has relied on independent investigations made by Daybreak and its representatives, including Daybreak's own professional geological, tax, and business advisors, (iii) and that Daybreak and its representatives have been given the opportunity to examine all relevant documents and to ask questions of, and to receive answers from, Chicago Mill Joint Venture, Vision Exploration, LLC, or any person(s) acting on their behalf concerning the terms and conditions of this Agreement, and to obtain any additional information necessary to verify the accuracy of the information provided. Daybreak acknowledges and agrees that the oil and gas business is highly speculative and that Chicago Mill Joint Venture has made no representations to Daybreak that production will be obtained from any Prospect, or as to the possibility of gain or the avoidance of loss with respect to any Prospect. Daybreak acknowledges and agrees that any subsequent sale, assignment, or transfer of an interest in the Chicago Mill Project owned by Daybreak, either directly or indirectly, shall be made pursuant to and in accordance with the Securities Act and all applicable state securities laws, if and where applicable. Any such sale, assignment or transfer by Daybreak shall be made in compliance with and subject to all of the terms of this Agreement and the Joint Operating Agreement.

Daybreak acknowledges and agrees that Chicago Mill Joint Venture has relied on Daybreak's representations, warrants and covenants as set forth in this Agreement, and Daybreak hereby agrees to indemnify and hold harmless Chicago Mill Joint Venture, its members, officers, directors, controlling persons, agents, employees, attorneys and accountants from and against any and all loss, damage, or liability, together with all costs and expenses (including, without limitation, reasonable attorney's fees and disbursements) that any of them may incur by reason of any breach of any representation, warranty or covenant of Daybreak contained in this Agreement.

Daybreak represents and warrants to Chicago Mill Joint Venture that (i) the execution, delivery and performance by Daybreak of this Agreement, the Assignment, and all other agreements to be entered into among the parties contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action (including action of the members if required) on the part of Daybreak, and such agreements and documents are, or will be upon their execution and delivery, valid and binding obligations of Daybreak, enforceable against the Daybreak in accordance with their respective terms, and (ii) the execution, delivery, and performance by Daybreak of this Agreement does not and will not (1) violate any provisions of the organizational or formation documents of Daybreak, or (2) result in Daybreak's violation of any law, rule, or regulation or of any judgment, injunction, order, decree, permit, or license of any judicial or administrative authority applicable to Daybreak.

If the foregoing correctly reflects your understanding of our agreement, please sign and return two executed copies of this letter agreement on or before October 15, 2005.

Accepted and Approved this 29 day of September, 2005



Robert N. Martin, President

SamL.Pfiester,President

WAAPF Management

Joint Venture Manager